ETERNAL ENERGY CORP. TO ACQUIRE CANADIAN OIL AND GAS EXPLORATION COMPANY

Eternal Energy Corp. (OTC BB: EERG.OB) announced it has entered into a letter agreement to acquire Zavanna Canada Corp. (“Zavanna”). Zavanna owns various oil and gas leases, overriding royalty interests, production, equipment, and contract rights located in Alberta, Canada, substantially all of which are expected to remain with Eternal and Zavanna following the closing.

The purchase price for Zavanna is expected to be Cdn $11,125,000, of which Cdn $250,000 was tendered as a deposit. The deposit becomes non-refundable if the transaction is not cancelled on or before September 30, 2006. Eternal’s due diligence period expires on October 1, 2006 and the closing is expected to occur on or before November 15, 2006. Sproule Associates Limited, a 50-year-old diversified, world-wide petroleum consulting firm, completed an engineering report regarding Zavanna’s assets and concluded that their discounted value (using a 10% discount factor) was approximately Cdn $13 million. The effective date of the transaction will be July 1, 2006.

Zavanna reported to Eternal that current gross monthly production from the existing producing wells has averaged approximately 93,504 mcf, 2,964 barrels of condensate and 3,039 barrels of liquids. Zavanna reported that its monthly cash flow for the first six months of 2006 has averaged approximately Cdn $235,000. Eternal anticipates that, in the next 18 months, up to eight additional development wells could be drilled on certain properties in which Zavanna has interests. The anticipated resulting additional production should increase the cash flow net to Zavanna’s interests. Under certain circumstances, Eternal’s purchase price may be reduced by up to Cdn $1 million, if the average monthly cash flow from the Zavanna interests have not increased to Cdn $275,000 during November 2006 to March 2007 and to Cdn $300,000 during November 2006 to June 2007.

About Eternal Energy Corp.:

Eternal Energy Corp. is an oil and gas company engaged in the exploration of petroleum and natural gas in the State of Nevada and the North Sea. The company was incorporated in Nevada on July 25, 2003 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and/or potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, Eternal Energy Corp. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.

Contact:
Eternal Energy Corp. Bradley M. Colby (303) 385-1230